Exhibit 1.01

MagnaChip Semiconductor Corporation

Conflict Minerals Report

For the reporting period from January 1, 2015 to December 31, 2015

This Conflict Minerals Report (this “Report”) of MagnaChip Semiconductor Corporation (including its consolidated subsidiaries, the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2015 to December 31, 2015 (the “Reporting Period”).

Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to the Company’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other matters, the Company’s customers’ requirements to use certain suppliers, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to implement improvements in its conflict minerals program and the Company’s ability to identify and mitigate related risks in its supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed.

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Form SD (collectively, the “Covered Countries”).

The Company’s business is conducted through its Standard Products Group, which consists of the Display Solutions and Power Solutions business lines, and the Company’s Foundry Services Group.

•	The Company’s Display Solution products include source and gate drivers and timing controllers that cover a wide range of flat panel displays used in ultra high definition (UHD), high definition, light emitting diode (LED), 3D and organic light emitting diodes televisions and displays, notebooks and mobile communications and entertainment devices.

•	The Company’s Power Solutions products include metal oxide semiconductor field effect transistors, insulated gate bipolar mode transistors, power modules, AC-DC converters, DC-DC converters, LED drivers, switching regulators and linear regulators for a range of devices, including televisions, smartphones, mobile phones, desktop PCs, notebooks, tablet PCs, other consumer electronics and industrial applications such as power suppliers, LED lighting, motor control and home appliances.

•	The Company’s Foundry Services Group provide specialty analog and mixed-signal foundry services to fabless semiconductor companies and Integrated Device Manufacturer semiconductor companies that serve consumer, computing, communication, industrial, automotive and Internet of Things applications.

The Company’s operations may at times manufacture, or contract to manufacture, products, including the products listed above, for which conflict minerals are necessary to the functionality or production of those products (collectively, the “products”).

As required by Form SD, the Company has conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in such products during the Reporting Period, which the Company refers to as the “Subject Minerals,” to determine whether any such Subject Minerals originated in the

Covered Countries and/or whether any of the Subject Minerals were from recycled or scrap sources. Where applicable, the Company has conducted additional due diligence regarding the sources of the Subject Minerals. The results of the Company’s RCOI regarding the Subject Minerals, as well as the Company’s additional due diligence regarding the sources of such Subject Minerals, are contained in this Report, which is publicly available at http://www.magnachip.com/AboutUs/Policy.php. The content on, or accessible through, any web site referred to in this Report is not incorporated by reference into this Report unless expressly noted.

1. RCOI and Due Diligence Process.

The Company has conducted a good faith RCOI regarding the Subject Minerals. This good faith RCOI was reasonably designed to determine whether any of the Subject Minerals originated in the Covered Countries and whether any of the Subject Minerals may be from recycled or scrap sources, in accordance with Form SD and related guidance provided by the Securities and Exchange Commission (the “SEC”). The Company also exercised due diligence on the source of the Subject Minerals. The Company’s due diligence measures have been designed to follow the framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”).

RCOI

The Company’s global supply chain is complex. In the course of its business operations, the Company may purchase materials and components containing conflict minerals. These materials and components may, in turn, be included in the Company’s products or products manufactured by the Company. Because the Company does not purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its suppliers and outsourcing manufacturers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the OECD Guidelines and related guidance provided by the SEC, the Company worked with its suppliers and outsourcing manufacturers to identify, where possible, the smelters and countries of origin of the Subject Minerals.

During the Reporting Period, the Company worked to identify its Tier 1 suppliers and outsourcing manufacturers that it believed could potentially provide materials or components containing Subject Minerals (collectively, the “Covered Suppliers”) as part of its RCOI. The Company focused on its suppliers providing materials or components for products that the Company identified as containing Subject Minerals and all of its outsourcing manufacturers. During the Reporting Period, the Company asked the Covered Suppliers to complete and return the Conflict Minerals Reporting Template (“CMRT”) that was developed by the Conflict-Free Sourcing Initiative (the “CFSI”). The CFSI was founded by the Electronics Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI) and has grown into a multi-industry initiative addressing conflict mineral issues in the supply chain. The CMRT is a widely-used standard form to collect information through the supply chain, including the names of smelters and refiners of conflict minerals. The CFSI’s Conflict-Free Smelter Program (the “CFSP”) sponsors independent third-party audits of smelters and refiners of conflict minerals which determine the country of origin of minerals processed through those smelters and refiners.

Using a risk-based approach, the Company evaluated responses from the Covered Suppliers for plausibility, consistency, and gaps both in terms of which materials or components were stated to contain or not contain Subject Minerals, as well as the origin of those Subject Minerals.

The Company obtained representations from substantially all of its Covered Suppliers, including completed CMRTs indicating the facilities at which the Subject Minerals were processed. Based on the information obtained pursuant to the RCOI process described above, however, the Company does not have sufficient information with respect to the Reporting Period to determine with specificity the country of origin of the Subject Minerals contained in the products. The Company’s RCOI procedures are an evolving process. See “Additional Due Diligence and Risk Mitigation” below for additional detail.

Due Diligence

The Company’s due diligence process is designed to follow the OECD Guidelines. Due diligence measures undertaken by the Company during the Reporting Period included the following:

Establish Strong Company Management Systems

Internal Team to Support Supply Chain Due Diligence.

The Company has an internal team, consisting of members from its supply management and legal departments, to manage conflict minerals engagement with its suppliers and outsourcing manufacturers. This team is charged with overseeing and driving conflict minerals compliance. This team also works with the Company’s other employees to provide training and guidance, receive and track responses and facilitate communication between departments with respect to compliance with the SEC’s reporting requirements regarding conflict minerals. In 2015, members of the internal team participated in a trade seminar with respect to conflict minerals due diligence held by Korea Electronics Association.

Internal Policy Developed to Establish Expectations of Suppliers.

The Company has adopted and published a position statement establishing the expectations of its suppliers and outsourcing manufacturers to responsibly source products on a conflict-free basis. The position statement can be found on the Company’s website at http://www.magnachip.com/AboutUs/Policy.php. The Company’s position statement will be periodically reviewed and updated as needed. The Company’s internal conflict minerals team also continually evaluates its supply agreements and purchasing procedures to determine whether additional contractual or other means of implementing the Company’s policy should be adopted as described below under “Additional Due Diligence and Risk Mitigation.”

Identify and Assess Risks in the Supply Chain

The Company continues to assess its supply chain risks and work with its suppliers and outsourcing manufacturers in developing greater supply chain transparency.

Design and Implement a Strategy to Respond to Identified Risks

The Company is committed to maintaining high standards of corporate responsibility through its compliance with Form SD. As required by Form SD, the Company is reporting the findings of its RCOI and additional due diligence measures through the preparation of this Report. The Company’s internal team that manages conflict minerals engagement with the Company’s suppliers and outsourcing manufacturers also works to address any significant due diligence findings as they arise. For example, as described below, when the Company became aware that certain of its outsourcing manufacturers used smelters that are not members of the CSFP (in this Report, we refer to CSFP-compliant smelters as “Members”), its internal team requested that those outsourcing manufacturers eliminate the non-Member smelters from the Company’s supply chain or have the non-Member smelters complete the steps required to become Members, in either case by May 15, 2015. Those Covered Suppliers have since reported back to the Company that they have eliminated the non-Member smelters from the Company’s supply chain and that they will monitor the non-Member smelters’ progress towards completion of a CFSP audit and certification as Members.

Carry Out Independent Third-Party Audit of Smelter’s / Refiner’s Due Diligence Practices

Where possible, the Company has relied on third party assurances and certifications. For example, the Company accepts as reliable any smelter that is a member of the CFSP.

Report Annually on Supply Chain Due Diligence

This Report is publicly available at http://www.magnachip.com/AboutUs/Policy.php and meets the OECD recommendation to report annually on supply chain due diligence.

2. Due Diligence Results.

Based solely on the information obtained pursuant to the RCOI and due diligence process described above, including review of CMRTs completed by the Covered Suppliers in 2015:

•	28 of the 29 Covered Suppliers reported that they solely used Members for the Company’s products.

•	One Covered Supplier reported that it used smelters that are designated as “Active” by the CSFP. Smelters and refiners designated as Active by the CSFP have committed to undergo, but have not completed, a CFSP audit. According to information provided on the CFSI’s website, (i) smelters and refiners are identified as Active in the CFSP once they submit signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts, which is the first step of the audit process; (ii) smelters and refiners on the Active list are at various stages of the audit cycle, and the time it takes a smelter or refiner to complete an audit cycle varies, with the average time ranging from four to six months; (iii) if an Active smelter or refiner is deemed by the CFSP to be delaying an audit, corrective action completion, or re-audit for more than 90 days, that smelter or refiner will be removed from the Active list; and (iv) a smelter or refiner that is unresponsive for 45 days will be removed from the Active list.

When the Company became aware that certain of its Covered Suppliers used smelters that were not Members (including smelters that were listed as Active with the CFSP, but had not completed the CFSP audit process), the Company’s internal team requested that those Covered Suppliers eliminate the non-Member smelters from the Company’s supply chain or have the non-Member smelters (including those designated as Active by the CFSP) complete the steps required to become Members, in either case by May 15, 2015. Those Covered Suppliers have since reported back to the Company that they have eliminated the non-Member (and non-Active) smelters from the Company’s supply chain and that they will monitor the Active smelters’ progress towards completion of a CFSP audit and certification as Members.

Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company does not have sufficient information, with respect to the Reporting Period, to determine the known facility/smelter or country of origin of the Subject Minerals because certain of the Covered Suppliers were unable to identify with specificity the smelters that were part of the supply chain for the Subject Minerals contained in the products. For example, at least one Covered Supplier reported its sourcing results on a company-wide basis (and provided the Company with a list of all smelters that it uses for all of its customers, rather than solely smelters that were used for the Subject Minerals in the products), rather than on a Company product-specific basis and, accordingly, the Company was unable to determine the facility/smelter and/or country of origin for the Subject Minerals contained in the products. Furthermore, in May 2015, three Covered Suppliers reported that the minerals used for the Company’s products were derived from the mixing of different mineral inputs, some of which were processed by Members and some by non-Member smelters.

Any Covered Supplier’s failure to identify a specific facility/smelter and/or country of origin with respect to the Company’s products at any point in its supply chain will drive an equivalent response for the Company and, therefore, the Company is unable to report a complete list of facilities/smelters and/or countries of origin for the Subject Minerals at this time. The Company has, however, included in this Report a list of facilities that may have been used to process the Subject Minerals in the Company’s products as reported by the Covered Suppliers in their completed CMRTs, as noted in “Facilities Used to Process Subject Minerals and Country of Origin” below.

The Company expects to continue to implement and refine its conflict minerals program to improve its supply chain transparency by obtaining more accurate and more complete information from its suppliers and outsourcing manufacturers. See “Additional Due Diligence and Risk Mitigation” below for additional detail.

3. Additional Due Diligence and Risk Mitigation.

The Company expects to take the following steps, among others, to improve its RCOI process and due diligence measures:

Additional Terms and Conditions / Supplier Code of Conduct

Within the Company’s supplier relationships, the Company seeks to manage its sourcing processes ethically, and to hold the Company, its suppliers, and its outsourcing manufacturers to high standards of behavior. This means that the Company is committed to working with its suppliers and outsourcing manufacturers to encourage responsible practices throughout the supply network. The Company is working to strengthen its commitment to the responsible sourcing of conflict minerals, including by using the Company’s purchasing power and relationships to influence its suppliers and outsourcing manufacturers, and evaluating the use of specific terms and conditions in certain supply agreements and purchase orders. For example, the Company includes in its purchase order form a request that the supplier declare that all products supplied to the Company do not contain Subject Minerals that originate from the Covered Countries and that the supplier does not use smelters that have not been validated to be conflict free. The Company has also required certifications from its suppliers and outsourcing manufacturers that they will adhere to the Company’s conflict minerals policy and assist in its reporting requirements. The Company expects to continue to refine, develop and implement specific terms, conditions and expectations with its suppliers and outsourcing manufacturers that require, among other matters, that no materials or components supplied or manufactured on behalf of the Company contain any conflict minerals that directly or indirectly finance any armed group that has been identified as a perpetrator of human rights abuses.

Continuous Improvement of Supply Chain Due Diligence

The Company expects to continue to improve its supply chain due diligence efforts. Such measures may include, but are not limited to:

•	assessing the presence of conflict minerals in its supply chain;

•	clearly communicating expectations with regard to transparency of supplier sourcing of conflict minerals;

•	increasing the detail and transparency of responses received in the RCOI and due diligence process, including by requesting that suppliers provide CMRTs twice a year;

•	continuing to compare RCOI and due diligence results to information collected via independent conflict free smelter validation programs such as the CSFP; and

•	contacting suppliers and outsourcing manufacturers regarding smelters identified as a result of the RCOI and due diligence process and request their participation in obtaining a “conflict free” designation from an industry program such as the CSFP.

4. Facilities Used to Process Subject Minerals and Country of Origin.

Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company does not have sufficient information, with respect to the Reporting Period, to determine the known facility/smelter or country of origin of the Subject Minerals, or whether the Subject Minerals in its products are from recycled or scrap sources, for the reasons described above under “Due Diligence Results.” Based on the information provided by the Covered Suppliers in their completed CMRTs however, the Company believes that facilities that may have been used to process the Subject Minerals in the Company’s products include the following smelters and refiners.

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Elemetal Refining, LLC	United States
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kennecott Utah Copper LLC	United States
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS-NIKKO Copper Inc.	Republic of Korea
Gold	Materion	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	PAMP S.A.	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Republic Metals Corporation	United States
Gold	Royal Canadian Mint	Canada
Gold	SEMPSA Joyería Platería S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee SE Liezen	Austria
Tantalum	Plansee SE Reutte	Austria
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemicals	Japan
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Zhuzhou Cemented Carbide	China
Tin	Alpha	United States
Tin	China Tin Group Co., Ltd.	China
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Ayi Jaya	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	Elmet S.L.U.	Spain
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States
Tin	Metallo-Chimique N.V.	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgical S.A.	Bolivia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT Justindo	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Wahana Perkit Jaya	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	VQB Mineral and Trading Group JSC	Vietnam
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Tin Company Limited	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan

Subject Mineral	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Kennametal Huntsville	United States
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China